Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Norwegian Cruise Line Holdings Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value 0.001 per share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	An indeterminate aggregate initial offering price and number or amount of ordinary shares is being registered as may from time to time be offered at indeterminate prices.

(2)	In accordance with Rule 456(b) and 457(r) under the Securities Act of 1933, as amended, Norwegian Cruise Line Holdings Ltd. (the “Registrant”) is deferring payment of the entire registration fee. Registration fees will be paid subsequently on a “pay as you go” basis. The Registrant will calculate the registration fee applicable to an offer of ordinary shares pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.